EXHIBIT 99.1

Eagle Bancorp Montana Inc. Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., April 22, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT) (the "Company," "Eagle"), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $479,000, or $0.45 per share ($0.39 per share diluted), for the three months ended March 31, 2010.  The Company also announced a cash dividend of $0.06842 per share for shareholders of record as of April 30, 2010.

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure. As part of that transaction it also completed a related stock offering. As a result of the conversion and offering, the Company became the stock holding company for American Federal Savings Bank, and Eagle Financial MHC and Eagle Bancorp ceased to exist. The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million. Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged. Stockholders of Eagle Bancorp received 3.800 shares of the Company's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

All information in this release, except as related to the dividend declared, is as of March 31, 2010, which was five days prior to the completion of the conversion.

The board of directors' announcement of a cash dividend of $0.06842 per share equates to a dividend of $0.26 per share prior to the conversion.

"Though not as robust as the same quarter last year, which were record earnings for the Company, we are pleased with this quarter's results. The performance for the same quarter last year was largely due to gain on sale of loans which resulted from heavy refinance activity. Our net interest income, our most critical component of core earnings, increased this quarter by $160,000, or 6.9%, over the same quarter last year.  As with prior quarters, our asset quality continues to remain strong. We are also delighted that our recent stock offering was so well received by our stockholders, customers, and community," said President/CEO Pete Johnson.

Net income for the quarter ended March 31, 2010 decreased $580,000 to $479,000, from the $1.06 million earned for the quarter ended March 31, 2009. Net income for the nine-month period ended March 31, 2010 was $1.88 million, or $1.75 per share ($1.53 per share diluted), an increase of $394,000 or 26.57%, over the $1.48 million for the nine month period ended March 31, 2009.

The decrease in net income for the third quarter was principally due to a decrease in noninterest income of $805,000, and an increase in provision for loan losses of $142,000. These were partially offset by an increase in net interest income of $160,000.  Eagle's tax provision was $210,000 lower in the current quarter.

The decrease in noninterest income of $805,000, or 52.75%, was primarily due to a decrease in net gain on sale of loans of $659,000 and a decrease in mortgage loan servicing fees of $163,000. The decrease in gain on sale of loans was due to a downturn in the loan origination volumes compared to what was experienced last year which resulted from decreased rates on mortgages. The increase in the provision for loan losses was in response to modest increases in delinquencies and charge-offs in the Company's loan portfolio and increased weakness in the local economy. The decrease in mortgage loan servicing fees was due to an adjustment that occurred last year which increased the valuation of mortgage servicing rights by $192,000.

Eagle's annualized return on assets was 0.62% and its annualized return on equity was 6.27% for the quarter, compared with 1.45% and 16.55%, respectively, for the same quarter in 2009.

Total interest and dividend income decreased $136,000 to $3.69 million for the quarter ended March 31, 2010 from $3.82 million for the quarter ended March 31, 2009. This was primarily due to a decrease in interest and fees on loans of $143,000. Lower funding costs caused total interest expense to decrease by $296,000 to $1.22 million for the quarter ended March 31, 2010 from $1.51 million for the quarter ended March 31, 2009. Interest expense on deposits decreased $284,000, and interest expense on advances and other borrowings decreased $12,000.

For the nine-month period ended March 31, 2010 net income was $1.88 million, or $1.75 per share ($1.53 per share diluted), as noted above. The increase in net income for the period was the result of increases in net interest income of $384,000 and $1.25 million in noninterest income. These were partially offset by an increase in provision for loan losses of $350,000, and an increase in noninterest expense of $686,000. Eagle's tax provision was $208,000 higher in the current period. The increase in the provision for loan losses was in response to modest increases in delinquencies and charge-offs in the Company's loan portfolio and increased weakness in the local economy. The Company's ratio of nonperforming assets to total assets increased to 0.77% from 0.75% at December 31, 2009. The increase in noninterest income was due to the absence of the 2008 charge of $1.3 million reflecting losses on Fannie Mae and Freddie Mac preferred stock. The Company's increase in noninterest expense was primarily due to an increase in salaries and employee benefits of $235,000 attributable to merit raises, inflationary costs, and a slightly larger staff. Eagle's annualized return on assets was 0.83% and its annualized return on equity was 8.53%, compared with 0.69% and 7.62% respectively for the same nine-month period in 2009.

Over the nine-month period, total assets increased by $26.60 million, or 9.18%, to $316.31 million from $289.71 million at June 30, 2009. Loans receivable increased $4.50 million, or 2.69%, to $171.69 million from $167.20 million. Loans held-for-sale decreased by $2.45 million or 45.86% to $2.90 million from $5.35 million. For the nine months, deposits increased $15.07 million, or 8.05%, to $202.27 million from $187.20 million at June 30, 2009. Advances from the Federal Home Loan Bank and other borrowings decreased $6.25 million, or 9.32%, to $60.81 million from $67.06 million, while federal fund purchases remained at zero. Common stock orders in process, a temporary liability account, increased from zero to $14.37 million. Once the conversion, as noted above, was complete on April 5, 2010, this account went back to a zero balance. Total stockholders' equity increased $3.07 million or 11.04%, to $30.86 million at March 31, 2010 from $27.79 million at June 30, 2009. This was a result of the net income for the period of $1.88 million and an increase in accumulated other comprehensive income of $1.48 million (mainly due to an increase in net unrealized gain on securities available-for-sale), partially offset by dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.06842 per share for the third quarter of Eagle's fiscal year. The dividend is payable May 21, 2010 to shareholders of record at the close of business on April 30, 2010.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and sale of Eagle Bancorp Montana Inc. Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements -- This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Financial highlights for Eagle Bancorp Montana, Inc. follow.

EAGLE BANCORP MONTANA, INC. AND SUBSIDIARY
(consolidated)
(Dollars in Thousands)
	March 31, 2010 (Unaudited)	June 30, 2009 (Audited)
ASSETS
Cash and due from banks	$ 1,403	$ 2,487
Interest-bearing deposits with banks	1,062	224
Federal funds sold	16,007	3,617
Total cash and cash equivalents	18,472	6,328

Securities available-for-sale, at market value	91,667	82,263
Securities held-to-maturity, at cost	125	375
Preferred stock - FASB ASC 825, at market value	--	25
Federal Home Loan Bank stock, at cost	2,003	2,000
Investment in Eagle Bancorp Statutory Trust I	155	155
Mortgage loans held-for-sale	2,896	5,349
Loans receivable, net of deferred loan fees and allowance for loan losses of $850 at March 31, 2010 and $525 at June 30, 2009	171,693	167,197
Accrued interest and dividends receivable	1,613	1,399
Mortgage servicing rights, net	2,332	2,208
Premises and equipment, net	16,009	13,761
Cash surrender value of life insurance	6,640	6,496
Real estate & other assets acquired in settlement of loans, net of allowance for losses	620	--
Other assets	2,088	2,153

Total assets	$ 316,313	$ 289,709

LIABILITIES
Deposit accounts:
Noninterest bearing	17,325	15,002
Interest bearing	184,946	172,197
Total deposits	202,271	187,199

Accrued expenses and other liabilities	2,848	2,507
Common stock orders in process	14,369	--
Federal funds purchased	--	--
FHLB advances and other borrowings	60,806	67,056
Subordinated debentures	5,155	5,155
Total liabilities	285,449	261,917

EQUITY
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--
Common stock (par value $0.01 per share; 9,000,000 shares authorized; 1,223,572 shares issued; 1,074,507 and 1,075,312 shares outstanding at March 31, 2010 and June 30, 2009, respectively)	12	12
Additional paid-in capital	4,614	4,564
Unallocated common stock held by employee stock ownership plan ("ESOP")	--	(18)
Treasury stock, at cost (149,065 and 148,260 shares at March 31, 2010 and June 30, 2009, respectively)	(5,056)	(5,034)
Retained earnings	30,394	28,850
Accumulated other comprehensive gain(loss)	900	(582)
Total equity	30,864	27,792

Total liabilities and equity	$ 316,313	$ 289,709
EAGLE BANCORP MONTANA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(In Thousands, except for Per Share Data)

	Three Months Ended March 31, (unaudited)		Nine Months Ended March 31, (unaudited)
	2010	2009	2010	2009
Interest and Dividend Income:
Interest and fees on loans	$2,719	$2,862	$ 8,207	$8,654
Securities available-for-sale	958	959	2,970	2,899
Securities held-to-maturity	2	5	9	15
Interest on deposits with banks	7	3	22	8
FHLB Stock dividends	--	(7)	--	5
Total interest and dividend income	3,686	3,822	11,208	11,581

Interest Expense:
Deposits	486	770	1,686	2,462
Advances and other borrowings	655	667	1,999	1,980
Subordinated debentures	75	75	225	225
Total interest expense	1,216	1,512	3,910	4,667

Net Interest Income	2,470	2,310	7,298	6,914
Loan loss provision	214	72	456	106
Net interest income after loan loss provision	2,256	2,238	6,842	6,808

Noninterest income:
Service charges on deposit accounts	171	179	571	550
Net gain on sale of loans	190	849	979	1,270
Mortgage loan servicing fees	187	350	570	407
Net gain on sale of available-for-sale securities	--	--	29	57
Net gain (loss) on preferred stock - FASB ASC 825	--	(17)	84	(1,303)
Other	173	165	487	485
Total noninterest income	721	1,526	2,720	1,466

Noninterest expense:
Salaries and employee benefits	1,187	1,110	3,537	3,302
Occupancy expenses	229	172	616	457
Furniture and equipment depreciation	90	78	221	210
In-house computer expense	110	104	299	278
Advertising	109	74	339	268
Amortization of mtg servicing fees	102	241	365	378
Federal insurance premiums	65	54	196	70
Postage	25	31	112	109
Legal, accounting, and examination fees	68	60	236	173
Consulting fees	33	20	131	82
ATM processing	20	17	49	45
Other	216	290	741	784
Total noninterest expense	2,254	2,251	6,842	6,156

Income before provision for income taxes	723	1,513	2,720	2,118

Provision for income taxes	244	454	843	635

Net income	$479	$1,059	$1,877	$1,483

Basic earnings per share	$0.45	$0.99	$1.75	$1.39

Diluted earnings per share	$0.39	$0.87	$1.53	$1.22

Weighted average shares outstanding (basic eps)	1,074,507	1,071,098	1,073,718	1,070,087

Weighted average shares outstanding (diluted eps)	1,223,572	1,219,358	1,222,681	1,218,209
CONTACT:  Eagle Bancorp Montana, Inc.
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President
           and Chief Financial Officer
            (406) 457-4007